Vertro, Inc.
Q2 2010 Earnings Call Script

ALEX VLASTO

Thank you and good afternoon everyone. Welcome to Vertro’s second quarter 2010 financial results conference call. Joining me on the call today are President and CEO Peter Corrao, CFO, Jim Gallagher and General Manager, Rob Roe.

I’d like to remind everyone that today’s comments include forward-looking statements.  These statements are subject to risks and uncertainties that may cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties will be outlined at the end of this conference call, and are also detailed in our filings with the SEC.

Before handing over to Peter, let me review how we measure our financial performance. In addition to the standard GAAP measurements, we utilize certain profitability based metrics to evaluate our period to period and year-over-year performance. They are: EBITDA (earnings before interest, income taxes, depreciation and amortization), Adjusted EBITDA, Adjusted net income/loss and Adjusted net income/loss per share.

We believe that “EBITDA,” “Adjusted EBITDA,” “Adjusted net income/loss,” and “Adjusted net income/loss per share” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant changes in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions that have since been written off.

Vertro defines Adjusted EBITDA as EBITDA plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. Vertro uses EBITDA and Adjusted EBITDA as internal measures of its business and believes they are utilized as an important measure of performance by the investment community.

Vertro defines Adjusted net income/loss as net income/loss plus amortization and non-cash compensation expense, plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment.  Vertro defines Adjusted net income/loss per share as the Adjusted net income/loss, as previously described, divided by the average basic or fully-diluted number of outstanding shares of Vertro common stock over the reported period.

For a detailed review of our second quarter 2010 results, including the corresponding GAAP financial measures and a reconciliation of our non-GAAP financial measures to GAAP financial measures, please refer to the press release we issued today, the accompanying key metrics slides and to our Form 10-Q for Q2 2010 filed with the Securities and Exchange Commission.

To comply with the SEC’s guidance on “fair and open disclosure,” we have made this conference call publicly available via audio webcast through the investor relations section of our website and a replay of this conference call will be available for 90 days from today.  I’d now like to turn the call over to our President and CEO, Peter Corrao. Peter?

PETER CORRAO

Good afternoon and welcome to today’s call; we appreciate having you with us.

I want to start this afternoon by introducing our new CFO James ‘Jim’ Gallagher to those of you who haven’t already had the opportunity to meet with or talk to him.

Jim has a wealth of highly relevant experience for Vertro. He joined us in June from Gallagher Enterprises, a firm he founded in 2001 to provide consultancy on financial, operational and funding issues to start-ups and high-growth companies with revenues up to $150 million. He previously held senior level finance positions in the software and media industries and also worked for ten years as a Senior Audit Manager at Arthur Andersen. Jim has already made a significant contribution to the business and we’re delighted to have him on board.

Now moving onto our results for the second quarter.

Q2 was another solid quarter in which we achieved both annual and sequential quarterly revenue growth; delivered our third consecutive quarter of profitability; increased sequential quarterly Adjusted EBITDA; continued to expand the portfolio of apps we offer our toolbar and homepage users; and achieved continued growth in our user base and search volumes both nationally and internationally.

While we are pleased to have continued our recent trend of sequential quarterly revenue growth, we do believe that our growth in the second quarter was tempered by our focus on regaining compliance with NASDAQ’s shareholder equity requirement. As a reminder, on February 16, 2010, NASDAQ granted our request for continued listing on the Capital Market subject to the condition that, on or before June 14, 2010, we achieve a minimum of $2.5 million in shareholder equity.

We cautiously managed our customer acquisition program during the quarter to try and ensure that we could regain compliance with this NASDAQ requirement with only a minimal capital raise. One of the issues that we faced during the quarter related to the considerable fluctuations in exchange rates between U.S. and European currencies. While these forex swings affected balances relating to our discontinued operations in Europe, they did directly impact our net income and shareholder equity. This added an additional layer of complexity to the execution of our customer acquisition strategy during the quarter.

We believe that without the constraints placed on us by the NASDAQ shareholder equity requirement, we would have been able to spend more aggressively during the quarter and, in turn, drive more topline growth. Overall, we finished the second quarter with $2.8 million in shareholder equity, which included approximately $0.25 million raised through a Stock Purchase Agreement executed between the Company and Red Oak Fund, LP and Pinnacle Fund, LLLP.

I’ll let Jim run through the specifics of the current NASDAQ position, but suffice to say, we are pleased to have regained compliance with the shareholder equity requirement and believe we have a firm strategy in place for regaining compliance with the remaining minimum bid price requirement as well.

With the shareholder equity issue now resolved, we expect to get back to more robust growth in the third quarter. We are enjoying a strong start to the quarter, which we attribute largely to increased volume and continued efficiencies in our customer acquisition program.

Our ongoing focus on vertical and international expansion means that we continue to find new sources of users for our toolbar and homepage products. As we have stated on previous calls, we believe we are global leaders in acquiring micro-segmented consumer audiences online. We believe there are many new verticals we can target and that we have additional opportunities for continued international expansion. In addition to the obvious benefit of increasing the potential audience for our products, one of the other advantages of our international diversification is that it helps to insulate us to a certain extent from the effects of seasonality.

The efficiencies that we are currently enjoying in our customer acquisition program make us excited by our growth prospects for the third quarter and beyond. It is our intention to capitalize on these buying efficiencies throughout Q3 so we can drive accelerated topline growth. We currently expect to deliver double digit sequential quarterly revenue growth for the third quarter. We believe that even with our planned exaggerated growth we will achieve EBITDA breakeven or better for the quarter.

This is an important point, which I want to elaborate on further.

A key nuance to our business, and one that I have addressed publicly a number of times in the past, is our trailing revenue stream received from our customer base, which we refer to as our “long tail revenue”. If we spend $2 million to acquire new customers in a month, we expect it will take us between three to five months to recoup that expense and we will then enjoy a long tail of revenue from those users over a period of a year and more.

Conversely, if we limit our customer acquisition budget to drive short term profitability, then we will restrict our mid and long term growth by failing to acquire a portion of users who would have contributed revenue for a year or more into the future. While the length of time it takes for us to recoup our customer acquisition expense is better now than it ever has been in the past thanks to our buying efficiencies and sophisticated lifetime value models, it does still impact the way in which we plan and execute our customer acquisition program.

We believe that leveraging these buying efficiencies that we are currently enjoying to drive more significant revenue and user growth in the third quarter may limit our ability to deliver an EBITDA increase. However, because we believe we can increase our customer acquisition spend while meeting or exceeding our target margins, we believe this growth strategy is in the best interest of the business and our shareholders. We believe that capitalizing on these buying efficiencies will enable us to maximize on the opportunities presented by the Q4 holiday season and beyond.

Customer acquisition is part art and part science and, for the moment, we appear to have the ability to significantly increase our user base and have decided to aggressively pursue this strategy.

To be clear, we do not expect to report negative EBITDA or negative Adjusted EBITDA in Q3; we simply do not expect to report sequential quarterly EBITDA or Adjusted EBITDA increases because we intend to heavily invest in customer acquisition. Additionally, we believe that our customer acquisition strategy for Q3 can be funded organically with existing cash and with no need to draw on our line of credit with Bridge Bank or other sources.

To help put our expected growth in Q3 into context, let me share some non-financial metrics from July 2010. On July 31, we had 7.9 million live toolbar users, an increase of 12% over the 7.0 million live toolbar users we reported on June 30, 2010. In July we had 6.2 million absolute monthly unique visitors to ALOT Home, a 9% increase over June 2010. And in July our toolbar and homepage users conducted 97.5 million searches, a 17% increase over the monthly average number of searches conducted by our users during Q2 2010.

I want to move on now to share details of some product enhancements that we are working on.

We have recently begun testing an exciting new and updated version of our toolbar product. From a visual perspective, the new product is considerably more impactful than our current crop of toolbars. It’s larger in size, the background color can be customized by users, and it includes a more prominent search box. From a functional perspective, a new scrolling feature enables users to more easily display multiple apps without being constrained by the width of their browser. We are calling this new product the ALOT Appbar.

Test results for the new product have signaled improved value across a number of key metrics. Over the course of Q3, we will be rolling the ALOT Appbar out across further verticals, before we undertake a full roll-out which is currently scheduled for the fourth quarter.

On our last call, I mentioned some of the great progress we had made in improving the quality and quantity of apps that we offer users through our toolbar and homepage products. Over the course of Q2, we have proven the impact that certain of these new apps can have on our business metrics. We believe that these positive results validate our strategy towards content creation and optimization and we see the development and direct marketing of these high quality apps becoming increasingly central to our business over the coming quarters.

Before handing over to Jim, I want to conclude by highlighting again some of the significant milestones we achieved in Q2:

-	We delivered approximately 42% year-over-year revenue growth and our third consecutive profitable quarter;

-	We regained compliance with NASDAQ’s shareholder equity requirement with less than 2% dilution to our shareholders;

-	We appointed a talented new CFO to take the reigns of our financial operations;

-	We secured shareholder approval for a reverse stock split, which, when implemented, we believe will assure our compliance with NASDAQ’s minimum bid price requirement; and

-	We successfully tested the new ALOT Appbar, which we believe will be a valuable successor to our existing toolbar product.

Finally, and most importantly, I believe that our strategy of driving user and revenue growth in the third quarter will enable us to capitalize on the forthcoming holiday season and maximize the long term growth potential of the business. We believe we have the resources available and the team on board to increase our business size and, in doing so, increase our ability to deliver meaningful EBITDA and cash flow increases in the future.

With that said, I’ll now turn the call over to Jim to discuss our financial results. Jim?

JAMES GALLAGHER

Thank you Peter and good afternoon everyone. Before presenting a financial overview for the quarter, I want to start by saying how excited I am to have taken over the CFO role at Vertro and in having the opportunity to work with such a strong management team and a company that I believe is poised for future growth and opportunity.

When I met with Peter, the Board and management to discuss the CFO opportunity at Vertro, I was impressed by the depth of skills the company has in its management, product development, direct marketing and content aggregation. I believe the company has an industry leading portfolio of products, a solid long term growth strategy and the right management team in place to execute against this strategy.

I have had the pleasure of speaking and meeting with many of you since joining Vertro in June, and look forward to working closely with all of you in the upcoming months and quarters.

Now… moving on to our second quarter financial results. Please note that all of the numbers I will present relate to continuing operations only.

Q2 revenue of $8.5 million represented an increase of approximately 42% year-over-year, and a 5% sequential quarterly increase. As Peter previously mentioned, we believe our revenue growth in the second quarter was tempered by constraints on our customer acquisition program resulting from NASDAQ’s shareholder equity requirement. I’ll come back to discuss NASDAQ in more detail later in my remarks.

GAAP net income for Q2 was $0.2 million or $0.01 per basic share. This compares to GAAP net income of $0.5 million or $0.02 per basic share in Q1 2010. It is worth noting that Q1 2010 GAAP net income included a non-recurring $0.3 million gain from the sale of an Internet domain name.

Adjusted net income was $0.5 million or $0.02 per diluted share in Q2, up from adjusted net income of $0.4 million or $0.01 per diluted share in Q1 2010. Q2 Adjusted net income excluded $0.2 million of non-cash compensation expense, while Q1 2010 Adjusted net income excluded $0.2 million of non-cash compensation expense and a non-recurring $0.3 million gain from the sale of the Internet domain name.

EBITDA for the second quarter was $0.3 million, down from $0.5 million in Q1 2010. Again, it is worth noting that Q1 2010 EBITDA included a non-recurring $0.3 million gain from the sale of an Internet domain name.

Adjusted EBITDA was $0.5 million in Q2, up from $0.4 million in Q1 2010. Both Q1 and Q2 Adjusted EBITDA excluded $0.2 million of non-cash compensation expense, while the Q1 2010 Adjusted EBITDA excluded a non-recurring $0.3 million gain from the Internet domain name sale.

Operating expenses were $7.9 million in Q2, compared to $7.4 million in Q1 2010. Operating expenses in both Q1 and Q2 2010 included $0.2 million of non-cash compensation expense as well as customer acquisition costs of $5.2 million in Q2 2010 and $4.9 million in Q1 2010. We continue to maintain operating expenses, excluding customer acquisition costs, below our previously stated forecast of $3.0 million per quarter.

In terms of liquidity…We ended Q2 with cash and cash equivalents of $5.9 million, an increase of $0.7 million from March 31, 2010 cash of $5.2 million. The increase was primarily a result of gains from operations, and the execution of a $0.25 million Stock Purchase Agreement with Red Oak Fund, LP and Pinnacle Fund, LLLP that was executed in connection with the NASDAQ shareholder equity requirement.

You will remember that on May 10, 2010, we entered into a Reserve Equity Financing Agreement (referred to as the REF Agreement) with AGS Capital Group, LLC, pursuant to which AGS committed to purchase, from time to time over a period of two years, shares of our common stock for cash consideration up to $2.0 million, subject to certain conditions and limitations.  In connection with the REF Agreement, we also entered into a registration rights agreement with AGS, dated May 10, 2010. We filed a Form S-3 registration statement in connection with this registration rights agreement, and it has not been declared effective by the SEC to date.  As such, we are unable to draw on the REF Agreement at this time.

Overall, we believe we have sufficient cash currently and for the next 12 months, to execute on our long term growth strategy, even taking into account our more aggressive customer acquisition strategy that Peter previously detailed. We also continue to maintain our credit line of up to $5 million with Bridge Bank although we have no immediate plans to draw on it.

Next….I would like to move on now to discuss the current NASDAQ position.

As a reminder, we were deficient on two separate requirements for continued listing on the NASDAQ Capital Market. First, we had to achieve stockholders' equity of at least $2.5 million on or before June 14, 2010, and second, we have to evidence a closing bid price of $1.00 or more on our shares of common stock for a minimum of ten consecutive days on or before September 13, 2010.

On June 14, 2010, we announced that we believed we had regained compliance with the minimum stockholders' equity requirement through a combination of income from operations and the execution of a $0.25 million Stock Purchase Agreement with Red Oak Fund, LP and Pinnacle Fund, LLLP.

On June 16, 2010, we received written confirmation from the NASDAQ Office of General Counsel, that we had met the $2.5 million stockholders’ equity requirement.  Pursuant to its authority under NASDAQ Listing Rules, NASDAQ will continue to monitor our stockholders’ equity and has imposed a Hearings Panel Monitor for that purpose, which will extend for one year until June 14, 2011.

We continue to have until September 13, 2010, to regain compliance with the $1.00 per share minimum bid price requirement. At our 2010 annual meeting of stockholders held on June 10, our stockholders approved a reverse stock split of our common stock, at a range of ratios of between 1-for-2 and 1-for-5 at any time prior to December 31, 2010. We believe that this reverse stock split will enable us to regain compliance with NASDAQ’s minimum bid price requirement. We will update stockholders and other stakeholders with our strategy and overall timing as it relates to implementing this reverse split.

Before opening the call up for questions, I want to conclude by re-enforcing Peter’s comments regarding our plan and strategy for Q3. We believe strongly that focusing on topline growth in the third quarter is the best long tem strategy for the business, and in creating overall long term shareholder value. By maintaining a consistent customer acquisition strategy throughout Q3, we expect to increase our user base, which we believe will better position us to capitalize on the Q4 holiday season and beyond.

With that, let me turn the call back over to the operator to start the Q&A session. Operator?

ALEX VLASTO

This conference call contained certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as “plan,” “will,” “intend,” “anticipate,” “believe” or “expect,” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Key risks are described in Vertro’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2009 and the Form 10-Qs for Q1 and Q2 2010. In addition, past performance cannot be relied upon as a guide to future performance.

That concludes our call today; thank you for listening.